Exhibit 5.1

Our ref	JSN\637891\2786185v4
Direct	+852 2971 3005
Email	jenny.nip@maplesandcalder.com

China Nuokang Bio-Pharmaceutical Inc.

No. 18-1 East Nanping Road

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province

People’s Republic of China, 110171

20 November 2009

Dear Sirs

China Nuokang Bio-Pharmaceutical Inc.

We have acted as Cayman Islands legal advisers to China Nuokang Bio-Pharmaceutical Inc. (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), originally filed on 20 November 2009 with the Securities and Exchange Commission under the U.S. Securities Act of 1933 relating to the offering by the Company of certain American Depositary Shares representing the Company’s Ordinary Shares of par value USD0.0005 each (the “Ordinary Shares”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the Certificate of Incorporation dated 16 June 2006 and the Certificates of Incorporation on Change of Name dated 28 September 2007 and 4 September 2008;

1.2	the Amended and Restated Memorandum and Articles of Association of the Company as adopted by a special resolution passed on 20 December 2007 and as further amended by a special resolution passed on 3 August 2008 (the “Pre IPO M&A”);

1.3	the Amended and Restated Memorandum and Articles of Association of the Company as conditionally adopted by a special resolution passed on 6 November 2009 and effective immediately upon the completion of the Company’s initial public offering of shares represented by the American Depositary Shares (the “IPO M&A”);

1.4	the written resolutions of the board of directors of the Company dated October 29, 2009 (the “Board Resolutions”);

1.5	the written resolutions of all shareholders of the Company dated 6 November 2009 (the “Shareholders’ Resolutions” and together with the Board Resolutions are collectively known as the “Resolutions”) ;

1.6	a certificate from a Director of the Company addressed to this firm dated 19 November 2009, a copy of which is attached hereto (the “Director’s Certificate”); and

1.7	the Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals; and

2.2	the genuineness of all signatures and seals.

3	Opinion

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions. Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing under the laws of the Cayman Islands;

3.2	the authorised share capital of the Company, with effect immediately upon the completion of the Company’s initial public offering of its Shares in the U.S., will be USD1,000,000 divided into 2,000,000,000 shares of par value USD0.0005 each;

3.3	the issue and allotment of the Ordinary Shares has been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement and registered in the register of members (shareholders), the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable; and

3.4	the statements under the caption “Taxation” in the Prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/    Maples and Calder

Encl.

China Nuokang Bio-Pharmaceutical Inc.

No. 18-1 East Nanping Road,

Hunnan National New & High-tech Development Zone

Shenyang, Liaoning Province

People’s Republic of China, 110171

November 19, 2009

To:	Maples and Calder

53/F, The Center

99 Queen’s Road Central

Hong Kong

Dear Sirs

China Nuokang Bio-Pharmaceutical Inc. (the “Company”)

I, Baizhong Xue, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Pre IPO M&A remain in full force and effect and, except as amended by the Shareholders’ Resolutions adopting the IPO M&A, are otherwise unamended.

2	The Shareholders’ Resolutions were signed by all the shareholders in the manner prescribed in the Articles of Association of the Company.

3	The Board Resolutions were signed by all the directors in the manner prescribed in the Articles of Association of the Company.

4	The authorised share capital of the Company is USD250,000 divided into 474,200,000 ordinary shares of a nominal or par value of USD0.0005 each and 25,800,000 redeemable Preference A Shares of a nominal or par value of USD0.0005 each.

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Common Shares.

6	The Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

7	To the best of my knowledge and belief, having made due inquiry, the directors or shareholders have not taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Ms Jenny Nip) to the contrary.

Signature:	/s/ Baizhong Xue

Director

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